EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-91064) and Registration Statement (Form S-8/S-3 No. 333-56762) pertaining to the 1999 Stock Plan, 2000 Stock Plan, 2000 Incentive Stock Plan and 2000 Employee Stock Purchase Plan of Opsware Inc. (formerly Loudcloud, Inc.), of our report dated February 26, 2002 (except for the second paragraph of Note 13, as to which the date is June 14, 2002 and except for the last five paragraphs of Note 13, as to which the date is November 22, 2002), with respect to the consolidated financial statements and schedule of Opsware Inc., as amended, included in its Annual Report (Form 10-K/A) for the year ended January 31, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Jose, California
November 22, 2002